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                                  EXHIBIT 8.2
            OPINION OF MEIGHEN DEMERS REGARDING CERTAIN TAX MATTERS
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                         [LETTERHEAD OF MEIGHEN DEMERS]

Date: May 26, 1998

International Verifact Inc.
79 Torbarrie Road
Toronto, Ontario
M3L 1G5

                      RE: JOINT PROXY STATEMENT/PROSPECTUS

Ladies and Gentlemen:

    We have acted as Canadian counsel to International Verifact Inc., a Canadian corporation ("IVI"), in connection with the preparation of a Joint Proxy Statement/Prospectus, dated May 26, 1998 (the "Joint Proxy/Prospectus"), relating to the Transaction contemplated in the Combination Agreement, dated as of January 16, 1998 (the "Combination Agreement"), among IVI, Checkmate Electronics, Inc., a Georgia corporation ("Checkmate"), IVI Checkmate Corp., a newly-formed Delaware corporation (the "Company"), and Future Merger Corporation, a Georgia corporation and a direct, wholly-owned subsidiary of the Company. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in the Joint Proxy/Prospectus.

    In arriving at the opinion expressed below, we have examined and relied upon the following documents:

    a.  the Joint Proxy/Prospectus;

    b.  the Combination Agreement, including the Exhibits thereto;

    c.  the Voting form of and Exchange Trust Agreement;

    d.  the form of Support Agreement;

    e. the form of Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock of IVI Checkmate Corp.;

    f.  the form of Plan of Arrangement;

    g.  the form of Exchangeable Share Provisions;

    h. the forms of Affiliate Agreement for Affiliates of each of IVI and Checkmate;

    i.  the Stockholders Agreement; and

    j.  the Shareholders Agreement.

    We have also read and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of IVI, Checkmate and the Company and such certificates and representations of officers and representatives of IVI, Checkmate and the Company, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In our examinations, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that: (i) each agreement referred to in clauses (c) through (g) above will be executed in the respective forms attached as an Exhibit to the Joint Proxy/Prospectus; (ii) the agreements referred to in clause
(h) above will be executed in the form attached as an Exhibit to the Combination Agreement; (iii) each agreement referred to in clauses (b) through (j) above or otherwise referred to in the Joint Proxy/Prospectus represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof; (iv) the parties to each such agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein;
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and (v) the transaction provided for by each such agreement or otherwise referred to in the Joint Proxy/ Prospectus were and will be carried out in accordance with their terms.

    Our opinion is based upon existing Canadian federal income tax laws, regulations and judicial decisions and takes into account administrative pronouncements and proposed amendments that have been publicly announced as at the date hereof (the "Canadian Tax Laws"). No assurance can be provided that any proposed amendments will be enacted in the manner proposed or at all. No assurance can be provided as to the effect any legislative changes to the Canadian Tax Laws might have on our opinion. We are solicitors qualified to practice in the Province of Ontario, Canada and our opinion is limited to the laws of such province and the laws of Canada (including the Canadian Tax Laws), applicable therein. No advance income tax rulings have been sought or obtained from Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and no assurance can be given that Revenue Canada or any court of law would agree with the opinion set forth herein.

    We have advised IVI in connection with the summary of Canadian federal income tax consequences that appears in the Joint Proxy/Prospectus under the caption "Material Income Tax Considerations to IVI Shareholders--Canadian Federal Income Tax Considerations" and we confirm that, in our opinion, such discussion describes the material Canadian federal income tax consequences of the Arrangement and the ownership and disposition of IVI Common Stock, Exchangeable Shares and the Company Common Stock to a holder resident in Canada. While such description discusses the material anticipated Canadian federal income tax consequences applicable to certain holders resident in Canada and holders not resident in Canada, it does not purport to discuss all Canadian federal income tax consequences and our opinion is limited to those Canadian federal income tax consequences specifically discussed therein.

    We are furnishing this letter in our capacity as Canadian Counsel to IVI and this letter is solely for IVI's benefit. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

    We consent to the reference to our firm under the captions "Legal Maters" and "Material Income Tax Considerations to IVI Shareholders--Canadian Federal Income Tax Considerations" in the Joint Proxy/ Prospectus and we consent to the filing of this opinion as an Exhibit to the Joint Proxy/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Joint Proxy/Prospectus under the provisions of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                          Yours truly,

                                          /s/ Meighen Demers